UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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CH ENERGY GROUP, INC.
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News Release

April 20, 2012

For Release:    Immediately

Contact:          Denise D. VanBuren, (845) 471-8323

New York Public Service Commission Filing Outlines Proposed

 Customer Benefits from Central Hudson Acquisition by Fortis

A rate freeze and a community benefit fund for Central Hudson Gas & Electric Corporation (“Central Hudson”) are among the highlights of a joint petition filed with the New York State Public Service Commission today to launch the regulatory review for the approval of the acquisition of CH Energy Group, Inc. (“CH Energy Group”) (NYSE:CHG) by Fortis Inc. (“Fortis”) (TSX:FTS), the largest investor-owned distribution utility in Canada.

“The joint petition includes the potential for at least $20 million in overall benefits for customers and the communities we serve,” said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer of CH Energy Group, Inc., parent company of Central Hudson. “For example, if approved the merger transaction would provide a rate freeze until July 2014 and could moderate future rate filings. Fortis has pledged to provide a community benefit fund of $5 million devoted to broader community interests, such as economic development, energy efficiency and low-income programs, and an additional $5 million to absorb costs that would normally be recovered in rates from customers.”

Lant indicated that in addition to the $10 million in community and customer benefits described above, the transaction will position Central Hudson to avoid certain operating costs it now incurs, totaling an estimated $10 million over the first five years after closing of the merger transaction. These savings will be guaranteed as customer benefits by Fortis, under the joint petition, bringing total customer benefits to $20 million over five years.

CH Energy Group and Fortis announced on February 21, 2012 that they had entered into a definitive merger agreement under which Fortis would acquire CH Energy Group for an aggregate purchase price of approximately $1.5 billion, including the assumption of approximately $500 million of debt.

Today’s petition, jointly filed by CH Energy Group, Inc., Central Hudson, FortisUS Inc. and Fortis Inc., outlines the benefits of the proposed transaction and other information to assist state regulators in making a determination regarding the merger.

 “Under the merger agreement, Central Hudson would continue to retain substantial autonomy under local management serving residents and businesses of the Mid-Hudson Valley,” said Stan Marshall, President and Chief Executive Officer, Fortis Inc. “Fortis has committed to retaining all of Central Hudson’s employees and continuing their long tradition of supporting community agencies and providing leadership in local economic development efforts.” Marshall indicated that the board composition of Central Hudson would transition to a majority of members from New York State.

Lant noted that the merger would also bring the experience and knowledge of Fortis utility companies to Central Hudson so that best practices can be learned and shared among all subsidiary operations. He said that as a larger company, Fortis has access to capital that could enhance Central Hudson’s ability to make investments in the electric and gas system to improve customer service and system reliability.

The petition is one of several regulatory filings that will be made in connection with the merger. Additional filings will be made in coming months including with the Federal Energy Regulatory Commission, Securities and Exchange Commission, the U.S. Department of Justice and the Federal Trade Commission.

In addition to regulatory approvals, CH Energy Group shareholders will be asked to approve the transaction by a vote to be held mid-2012.

For more information on the proposed transaction, visit www.chenergygroup.com and www.fortisinc.com.

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About CH Energy Group: CH Energy Group is predominantly an energy delivery company headquartered in Poughkeepsie, New York. Regulated transmission and distribution subsidiary Central Hudson Gas & Electric Corporation serves approximately 300,000 electric and about 75,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  CH Energy Group also operates Central Hudson Enterprises Corporation, a non-regulated subsidiary composed primarily of Griffith Energy Services, which supplies petroleum products and related services to approximately 56,000 customers in the Mid-Atlantic Region.

Forward-Looking Statements –

Statements included in this news release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group’s and Central Hudson’s future business prospects, revenues, proceeds, working capital, investment valuations, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: the possibility that various conditions precedent to the consummation of the Fortis transaction will not be satisfied or waived; the ability to obtain shareholder and regulatory approvals of the Fortis transaction on the timing and  terms thereof; deviations from normal seasonal weather and storm activity; fuel prices; energy supply and demand; potential future acquisitions; legislative, regulatory, and competitive developments; interest rates; access to capital; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism.  CH Energy Group and Central Hudson undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

Additional Information about the Fortis Transaction and Where to Find It

In connection with the proposed acquisition of CH Energy Group by Fortis, CH Energy Group will file a proxy statement with the SEC, a preliminary version of which was filed with the SEC on April 2, 2012, and intends to file other relevant materials with the SEC as well.  Investors and security holders of CH Energy Group are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition and related matters.  The final proxy statement will be mailed to CH Energy Group shareholders.  Investors and stock shareholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by CH Energy Group, at the SEC's Web site, www.sec.gov.  These documents (when they are available) can also be obtained by investors and stockholders free of charge from CH Energy Group at CH Energy Group’s website at www.chenergygroup.com, or by contacting CH Energy Group's Shareholder Relations Department at (845) 486-5204.

Participants in the Solicitation of Proxies

This communication is not a solicitation of a proxy from any security holder of CH Energy Group.  However, CH Energy Group, Fortis and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from shareholders of CH Energy Group in connection with the proposed acquisition.  Information about CH Energy's directors and executive officers may be found in its 2011 Annual Report on Form 10-K filed with the SEC on February 16, 2012, and definitive proxy statement relating to its 2012 Annual Meeting of Stockholders filed with the SEC on March 21, 2012.  Information about Fortis’ directors and executive officers may be found in its Management Information Circular available on its website at www.fortisinc.com. Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the merger will be included in CH Energy Group’s proxy statement, a preliminary version of which was filed with the SEC on April 2, 2012, and other relevant materials filed with the SEC when they become available.